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                                                                   EXHIBIT 10.49




                            ASSETS PURCHASE AGREEMENT

                                     BETWEEN

                              MULTIPLICITY, L.L.C.

                                       AND

                         NETWORK COMPUTING DEVICES, INC.


                                      DATED

                              AS OF JANUARY 7, 2000


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                            ASSETS PURCHASE AGREEMENT

         This ASSETS PURCHASE AGREEMENT (this "Agreement") made as of January 7, 2000, by and between Multiplicity, L.L.C., an Indiana limited liability company, having an address of 9000 Keystone Crossing, Suite 900, Indianapolis, IN 46 240 (the "Company"), and Network Computing Devices, Inc., a Delaware corporation, having an address of 350 N. Bernardo Avenue, Mountain View, CA 94043 (the "NCD").

         WHEREAS, NCD desires to purchase, pay for and acquire from the Company, and the Company desires to sell, assign and transfer to NCD, substantially all of the assets and business of the Company, subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

         1. DEFINITIONS. All capitalized terms used in this Agreement shall have the meanings assigned to them elsewhere in this Agreement or as specified below:

         "Articles of Organization" shall mean the Company's Articles of Organization.

         "Change of Control" of NCD shall mean (i) any transaction or series of transactions pursuant to which any person or entity not currently an affiliate of NCD acquires all, a majority of, or a controlling block of not less than forty (40%) percent of the voting securities of NCD; or (ii) the merger or combination of NCD with any other entity as a consequence of which the shareholders of NCD prior to such merger or combination own less than half of the voting securities of the surviving entity; or (iii) the election of a new Board of Directors, a majority of whose Members are persons who were not directors of NCD prior to such election.

         "Closing Certificate" shall mean a certificate that (a) the Company made or has caused to be made such investigations as are reasonably necessary in order to permit it to verify the accuracy of the information set forth in such certificate and (b) that such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

         "Confidential Information" shall mean each party's confidential or secret processes, inventions, discoveries, improvements, formulae, plans, materials, devices or ideas or other know-how, whether patentable or not, with respect to any confidential or secret development or research work or with respect


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to any other confidential or secret aspects of the business (including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers).

         "Contracts Rights" shall mean rights of the Company under sales agreements, franchises, license agreements, lease agreements, maintenance agreements, procurement agreements, consultant agreements, employee agreements, invention agreements and all other agreements of whatever nature or kind relating to Software or Intellectual Property Rights.

         "Designated Persons" shall mean the former and present Members, officers and employees of the Company.

         "Intellectual Property Rights" shall mean all intellectual property rights, including, without limitation, all customer lists, price lists, sales records, software, processes, inventions, trade secrets, know-how, development tools and other proprietary rights owned by the Company pertaining to any product or service manufactured, marketed or sold, or proposed to be manufactured, marketed or sold (as the case may be), by the Company as of the closing Date, including, but not limited to, the Software, or used, employed or exploited in the development, license sale, marketing or distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, without limitation manuals, memoranda, know-how, records and disclosures, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, franchises, licenses, trade secrets, proprietary processes and formulae.

         "Operating Agreement" shall mean the Company's Operating Agreement Dated December 30, 1997, as amended to date, a true and complete copy of which shall have been initialed by the Company and delivered to the Purchaser prior to the Closing.

         "Person" shall mean and include an individual, a corporation, a partnership, a trust, an unincorporated organization, a limited liability company, a joint stock company, a joint venture and a government or any department, agency or political subdivision thereof.

         "Purchaser", as used herein shall mean NCD, or any wholly-owned subsidiary of NCD to which this Agreement has been duly assigned prior to Closing, provided that any such assignment is reasonably acceptable to the Company.


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         "Software" shall mean all software (including object and source code, in machine readable and listing form), documentation (including internal documentation, documentation made available to customers and training materials), flowcharts, source code notes, software tools, compilers, test routines and information, in whatever form, and all revisions, release levels and versions of the foregoing offered for sale or license by the Company, developed by or for the Company or in the possession of the Company as of the Closing Date.

         "Subsidiary" shall mean any entity of which the securities (including stock, partnership interests, Membership interests, etc.) having a majority of the ordinary voting power are, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries.

         In addition, the following terms shall have the meaning ascribed to each such term in the Section of the Agreement set forth opposite such term:



"Affiliate"                                          8.2(b)

"Assignment and Assumption"                          2.4(b)

"Assets"                                             2.1

"Assumed Obligations"                                2.4(a)

"Base Price"                                         4.2

"Controlling Purchaser Party"                        8.2(c)

"Earn-Out"                                           4.3

"Earn-Out Year"                                      4.3

"Excluded Assets"                                    2.2

"Extraordinary Events"                               8.2(c)

"Inventory"                                          2.1(c)

"Loan"                                               4.2

"Multiplicity Products"                              4.4

"Purchase Price"                                     4.1


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"Revenue"                                            4.4

"ROFF" (Right of First Refusal)                      8.2(b)

"Transfer Instrument"                                2.3

"Trigger Point"                                      4.3



         2.  TRANSFER OF ASSETS.

         2.1 PURCHASE AND SALE OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement at the Closing (as such term is hereinafter defined) the Company shall sell, grant, convey, assign, transfer and deliver to the Purchaser, all of the assets and business of the Company (the "Assets"), other than those assets specifically excluded pursuant to Section 2.2 of this Agreement. "Assets" as used herein shall include without limiting the generality of the foregoing:

         The Purchaser shall purchase and accept delivery of, all of the tangible and intangible assets and properties of every kind and description, wherever located, owned by the Company or in which the Company has an interest as of the Closing Date (as hereinafter defined), other than those assets specifically excluded pursuant to Section 2.2 of this Agreement, including, without limiting the generality of the foregoing:

                  (a)      All software;

                  (b)      All Intellectual Property Rights of the Company;

                  (c) All inventories of software, or any portions thereof (hereinafter the "Inventory");

                  (d) The Company's right, title and interest in the leases listed on Schedule 2.1(d) attached hereto, including all sub-leases, licenses, options and related agreements, if any (the "Third-Party Leases");

                  (e)      All copyrights and patents of the Company;

                  (f) All capital improvements, rent security on leases being assumed by the Purchaser and all other deposits and prepayments made by the Company which relate to the assets being purchased by the Purchaser hereunder;


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                  (g)      All furniture, fixtures, leasehold improvements,
                           machinery, equipment, computers, computer software, and office furnishings and equipment owned or leased by the Company;

                  (h)      All vendor and vendor ID numbers of the Company;

                  (i) All books, files, papers, records and other data of the Company (excluding the Company's minute books and Member records) relating to the assets, business and operations of the Company.

                  (j) All other tangible and intangible property of the Company of any kind,

                  (k) The Company's franchises, permits and licenses to conduct its business as conducted (other than the Company's franchise as a limited liability Company), contracts and agreements, customer lists, restrictive covenants and similar obligations of present and former Members, officers and employees, and all other property and rights of every kind or nature owned by the Company whether or not specifically referred to in this Agreement and whether or not carried on the books of the Company as an asset, except for those assets specifically excluded herein.

         2.2 EXCLUDED ASSETS. It is specifically understood and agreed by the parties hereto that the Company is not selling, and the Purchaser is not purchasing, the following assets of the Company (the "Excluded Assets"):

         (a) Any cash and cash equivalents on hand and in bank accounts and all securities;

         (b) The accounts receivable of the Company, including accounts receivable from officers or affiliates of the Company Members;

         (c) The Company's franchise as a limited liability company, and its minute books and Member interest;

         (d)      The personal effects of the Designated Persons set forth on
                  Schedule 2.2(d);

         (e) Any claims or rights against customers and creditors accrued prior to the Closing Date; and


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         (f)      Any claims pursuant to policies of insurance or fidelity bonds to the extent accrued prior to the Closing Date.

         2.3 METHOD OF CONVEYANCE. The sale, transfer, conveyance, assignment and delivery by the Company of the Assets to the Purchaser in accordance with
Section 2.1 hereof shall be effected on the Closing Date by the Company's execution and delivery of instruments of conveyance and transfer by Bill of Sale, in the form annexed as Exhibit A hereto (the "Transfer Instrument") or such other instruments of conveyance as counsel for the Purchaser shall deem to be reasonably required to transfer instruments. At the Closing, Company shall transfer to the Purchaser, good and valid title to all of the Assets, free and clear of any and all liens, encumbrances, claims and other restrictions of any kind or nature whatsoever and subject only to the liabilities to be specifically assumed by the Purchaser pursuant to Section 2.4 hereof.

         2.4      ASSUMED OBLIGATIONS.

         (a) On the Closing Date, the Purchaser shall assume, and shall agree to satisfy and discharge as the same shall become due: only those pre-closing liabilities and obligations of the Company, and agreements and engagements of the Company listed on Schedule 2.4(a) hereof and those fulfillment obligations arising post-closing in connection with the processing and delivery to customers of confirmed customer orders entered into by the Company in the ordinary course of business (collectively as the "Assumed Obligations").

         (b) In confirmation of the Purchaser's assumption of the Assumed Obligations as set forth in this Section 2.4, the Purchaser shall execute and deliver to the Company at Closing an Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the "Assignment and Assumption").

         (c) Except as set forth in this Section 2.4, the Purchaser shall not assume or be responsible for any liability, obligation, debt or commitment of the Company, including but not limited to: (a) liabilities or obligations incident to, or arising out of or incurred with respect to, this Agreement and the transactions contemplated hereby (including any and all sales, use, income or other taxes arising out of the transactions contemplated hereby), or (b) liabilities or obligations which otherwise arise or are asserted by reason of events, acts or transactions occurring, or the operation of the Company's business, prior to the Closing Date.


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3.       BULK TRANSFER LAW COMPLIANCE.

         This Agreement, and Purchaser's obligations hereunder, are conditioned upon the Company's compliance with the Indiana Uniform Commercial Code-Bulk Transfers Law, or the receipt of opinion of counsel to the Company, reasonably satisfactory to counsel to the Purchase, that the transaction is exempt from the provisions thereof.

4.       PURCHASE PRICE

         4.1 PURCHASE PRICE. The aggregate Purchase Price for the Assets (the "Purchase Price") shall be the sum of the Base Price (as hereinafter defined) and the Earn-Out (as hereinafter defined).

         4.2 BASE PRICE. The Base Price shall be U.S. Two Million One Hundred Thousand Dollars ($2,100,000) payable by the Purchaser to the Company at the Closing, plus the forgiveness by Purchaser of a Seventy-Five ($75,000) Thousand Dollar loan ("Loan") advanced by it to the Company.

         4.3 EARN-OUT. In addition to the Base Price, the Purchaser shall pay to the Company an amount (the "Earn-Out") based upon a percentage of Revenue (as hereinafter defined) realized from the sale of Multiplicity Products (as hereinafter defined) during each Earn-Out Year (as hereinafter defined).

         (a) First Earn-Out Year - Ten percent (10%) of Revenue up to Three Million Dollars ($3,000,000) and Twenty percent (20%) of Revenue in excess of $3,000,000;

         (b) Second Earn-Out Year- Nine percent (9%) of Revenue up to Nine Million Dollars ($9,000,000) and Eighteen percent (18%) of Revenue in excess of $9,000,000;

         (c) Third Earn-Out Year - Eight percent (8%) of Revenue up to Fifteen Million Dollars ($15,000,000) and Sixteen percent (16%) of Revenue in excess of $15,000,000.

         (d)      Fourth Earn-Out Year - Five percent (5%) of Revenue.

The term "Earn-Out Year" shall mean four consecutive one-year periods, the first of which shall commence on the earlier of (i) the first day of any month in which the Purchaser recognizes Revenue of not less than Ten Thousand Dollars ($10,000) from the Multiplicity Products or (ii) May 1, 2000.


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         By way of illustration, if Revenue in the Second Earn-Out Year is
Fifteen Million Dollars ($15,000,000), then the Earn-Out due the Company shall be the sum of (.09 x $9,000,000) and (.18 x $6,000,000), or One Million Eight Hundred Ninety Thousand Dollars ($1,890,000).

         If there is a material change in the outlook for sales of the Multiplicity Products, the parties shall negotiate in good faith the reduction of the Trigger Point for the doubling of the Earn-Out payment rate in the successive years. ("Trigger Point" means the $9,000,000 amount in the Second Earn-Out year and the $15,000,000 amount in the Third Earn-Out Year.)

         4.4 MULTIPLICITY PRODUCTS AND REVENUE. For the purposes of this Agreement; (a) the term "Multiplicity Products" shall mean all software developed by the Company as of the Closing Date and any derivative software products in existence or developed during the Earn-Out period and/or any part thereof; (b) the term "Revenue" shall mean all revenues in respect of Multiplicity Products booked, recognized or recorded by the Purchaser during an Earn-Out Year, as determined on the accrual basis of accounting and in accordance with generally accepted accounting principles consistently applied, without reduction for non-cash expenses except for normal returns and customer discounts, including all (i) fees from the sale, licensing, maintenance, support and customization of Multiplicity Products,(ii) fees from training and consultation related to Multiplicity Products, (iii) revenues received from original equipment manufacturer agreements pertaining to Multiplicity Products,
(iv) fees from pay-per-use services, (v) Multiplicity Products web portal revenue (whether generated from sales, advertisements, Internet partner fees, pass-through transactions or referral fees), and (vi) revenues received or realized from the embedding of Multiplicity Products in the hardware or software of the Purchaser or of any venture in which the Purchaser is a partner, Member or stockholder.

         In the event of any bundled sales of Multiplicity Products with other products of the Purchaser, the total sales price shall be apportioned as between the components proportionate to the stand-alone prices of such components.

         4.5 PAYMENT OF EARN-OUT. A determination as to the amount of the Earn-Out due to the Company shall be forwarded to the Company within thirty (30) days after the end of each calendar quarter, and shall be accompanied by (i) a report substantially in the form set forth on Schedule 4.5, and (ii) the Purchaser's check (or, if the


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Company requests, a wire transfer) in payment of the full amount thereof.
Earn-Out amounts not paid when due shall accrue interest at the rate of one and one-half percent (1.5%) per month.

         The Company shall have the right, within a period of fifteen (15) days after receipt of the determination of the Earn-Out, to notify the Purchaser that the Company wishes to have an accountant of its choosing verify the Earn-Out amount. This right may not be exercised more than once annually, but if so exercised would apply to the prior four calendar quarters. The Purchaser shall provide the Company's accountant with all documents reasonably required to verify the Earn-Out amount. Such notice and examination shall be completed within forty-five (45) days of the Company's receipt of the initial determination. If the accountant for the Company shall determine that there is an understatement of the amount due the Company and the accountants for the Purchaser and the Company cannot agree, then the accountants for both the Purchaser and the Company shall select a third party independent accounting firm to make such review and the determination of such third party accountant shall be binding upon both the Purchaser and the Company. If the accountant for the Company shall determine that there was an understatement of the amount due the Company and the accountant for the Purchaser agrees, and the amount of such understatement varies by less than ten percent (10%) from the Purchaser's original Earn-Out determination, the Company shall bear the expense of its accountant. If the accountant for the Company and the Purchaser agree that the Purchaser understated the Earn-Out by ten percent (10%) or more, the Purchaser shall reimburse the Company for the reasonable expenses of its accountant relating to such determination. If such third party accountant is required to be retained, the expense thereof shall be borne (i) equally by Purchaser and by the Company, if such accountant determines the Earn-Out amount is within ten percent (10%) of the Purchaser's Earn-Out determination, and (ii) by the Purchaser, if such accountant determines the Purchaser understated the Earn-Out amount by ten percent (10%) or more.

         4.6 MINIMUM EARN-OUT PAYMENTS. Notwithstanding any other provision herein contained, the parties have fixed certain minimum Earn-Out payments, as follows:

                  (a) For each managed session or equivalent of Multiplicity Products provided by Purchaser to any customer, a minimum of One Dollar ($1.00).


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                  (b)      None of the sums set forth in Section 4.6 hereof
                           shall become due and payable under any event if: The Purchaser has complied with its obligations to make Earn-Out payments to the Company and the fact that the Company has not received any amount of Earn-Out payments is not due to any clear and specified default by the Purchaser. Both parties recognize that the Earn-Out payments are conditional upon receipt of Revenues, and to that extent are speculative. Neither party has made any guarantees to the other of minimum Earn-Out payments.

         4.7 ALLOCATION OF PURCHASE PRICE. The parties agree that the Base Purchase Price shall be allocated as set forth in Schedule 4.7, and that the Earn-Out payments, when paid, shall further be allocated as set forth in
Schedule 4.7. The parties acknowledge that the allocation of the Purchase Price hereunder was bargained for and negotiated and each agrees to report this transaction for all purposes, including financial reporting and tax purposes, in a manner consistent with such allocation in accordance with all applicable regulations of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Neither party shall voluntarily take any inconsistent position thereafter whether in the course of an Internal Revenue Service audit or otherwise.

         4.8 PUBLIC OFFERING RIGHTS. In the event Revenues realized from Multiplicity Products become a substantial part (ten (10%) percent or more) of the revenues of NCD on a consolidated basis, and in the event that NCD shall thereafter file a registration statement relating to any underwritten public offering of its capital stock, or of the capital stock of any subsidiary or business unit thereof containing the Multiplicity Products or any "tracking" stock thereof, none of which is currently contemplated, then, subject to the consent of the underwriters, which the Purchaser shall exercise its best efforts to obtain, the current unit holders of the Company shall be offered, the option to subscribe as "friends" of the Company and to, purchase and pay for a small fraction (approximately 2%) of such underwritten securities, in amounts to be determined by the underwriter, at the same price and on the same terms as such securities are being offered to the public. This right shall terminate on December 31, 2004. No representation has been made that this provision is or will be of value to the Unit holders or that if an offering of the type described becomes available, that the right to subscribe will be a valuable right. Any such right will require the delivery of a valid prospectus.


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         5. CLOSING. Subject to the satisfaction of the conditions set forth in
Sections 9 and 10 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall occur at the offices of the Purchaser at 11:00 a.m. PST on January 7, 2000, or at such other time and place as the parties may mutually agree (the "Closing Date").

         6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. In order to induce the Purchaser to enter into and consummate the transactions contemplated hereby, the Company hereby represents and warrants to and covenants and agrees with, the Purchaser, as of the date hereof and as of the Closing Date, as follows:

         6.1 ORGANIZATION. The Company (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana, (b) has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as presently conducted and to execute, deliver and perform this Agreement, and (c) has never conducted business under any name other than that set forth in this Agreement.

         6.2 AUTHORIZATION OF THIS AGREEMENT. Except as set forth on Schedule 6.2, the execution, delivery and performance by the Company of this Agreement and of each and every Agreement, document and instrument contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action, and the Agreement constitutes, and when executed and delivered the Instruments of Conveyance and the Assignment and Assumption will constitute, the valid and binding obligation of the Company, each enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

         Except as set forth on Schedule 6.2, the execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated hereby and compliance with the provisions hereof by each of the Company, will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Company or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, the Articles of Organization or Operating Agreement, or under any note, indenture, mortgage, lease, purchase or sales order or other material


                                      -12-

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contract, agreement or instrument to which the Company is a party or by which it or any of its property is bound or affected, or (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company.

         6.3 NO CONSENTS OR APPROVALS REQUIRED. Except as set forth on Schedule 6.3, no consent, approval or authorization of, or declaration to, or filing with, any Person is required for the valid authorization, execution, delivery and performance by the Company of this Agreement.

         6.4 EQUITY INVESTMENTS. The Company has never had, nor does it presently have, any Subsidiaries, nor has it owned, nor does it presently own, any capital stock or other proprietary interest, directly or indirectly, in any corporation, limited liability company, association, trust, partnership, joint venture or other entity.

         6.5 FINANCIAL INFORMATION.

                  (a) The Company has previously delivered to the Purchaser an unaudited balance sheet of the Company (the "Balance Sheet") for the period ended November 30, 1999 (the "Balance Sheet Date"), and the related statement of operations,(all of the foregoing, collectively, the "Financial Statements").

                  (b) The Financial Statements (together with any notes thereto)
(i) are true, correct and complete in all material respects, (ii) are in accordance with the books and records of the Company, (iii) fairly present the financial condition of the Company as of the date indicated and the results of operations of the Company for the period indicated and (iv) have been prepared in accordance with generally accepted accounting principles consistently applied.

         6.6 ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no obligations or liabilities of any nature (matured or unmatured, fixed or contingent) which were not provided for or disclosed in the Financial Statements. To the Company's knowledge, all liability reserves established by the Company are adequate in all respects. There are no loss contingencies (as such term is used under applicable standards issued by the Financial Accounting Standards Board) which were not adequately provided for in the Financial Statements.


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         6.7 ABSENCE OF CHANGES. Since the Balance Sheet Date, the Company has
conducted its business only in the ordinary course consistent with past practice and there has not been, and the Company has not agreed to cause:

                  (a) any borrowing or agreement to borrow any funds or to create any liability or obligation of any nature whatsoever (contingent or otherwise), other than (i) current liabilities or obligations incurred in the ordinary course of business; and (ii) the Loan.

                  (b) any waiver of any material right of the Company or the cancellation of any debt or claim held by the Company;

                  (c) any declaration or payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or acquisition of, or any sale or issuance of any Membership interest in the Company, or any agreement or commitment therefor;

                  (d) any mortgage, pledge, lien, sale, assignment or transfer of any tangible or intangible assets of the Company, except with respect to tangible assets in the ordinary course of business consistent with past practice;

                  (e) any loan or advance or guarantee of indebtedness by the Company to any Person or any agreement or commitment therefor except as noted in subsection (a) above;

                  (f) any damage, destruction or loss (whether or not covered by insurance) other than ordinary wear and tear adversely affecting the assets, property or business of the company;

                  (g) any increase, direct or indirect, in the compensation paid or payable to Designated Persons;

                  (h) any change in the accounting or tax reporting methods or practices followed by the Company;

                  (i) any adverse change in any material contract or agreement by which the Company or its assets are bound;

                  (j) any change in the Company's accounting, tax reporting, billing or collections principles, methods, policies or procedures, nor any failure on the part of the Company to comply with such principles, methods, policies and procedures; or

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                  (k) any strike or any material controversies or unsettled
grievances pending or threatened, between the Company and any of its employees or a collective bargaining organization representing or seeking to represent such employees.

         6.8 TAX MATTERS. All federal, state and local tax returns and tax reports (collectively the "Returns")required to be filed by the Company have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all of the foregoing are true and correct and complete. All taxes (including interest and penalties) required to have been paid with such Returns or accrued by the Company have been fully paid or are adequately provided for in the Financial Statements (the "Service"). No issues have been raised by the Service or any other taxing authority in connection with any of the Returns, and no waivers of statutes of limitations have been given or requested with respect to the Company. All deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Service or by appropriate state or departmental tax authorities of the federal, state or local income tax, sales tax or franchise tax returns of or with respect to the Company have been fully paid or are adequately provided for on the Balance Sheet and no proposed (but unassessed) additional taxes, interest or penalties have been asserted. The Company has not elected to be treated as an "S" corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), nor has it made any other elections pursuant to the Code (other than elections which relate solely to matters of accounting, depreciation or amortization) which would have a material adverse effect on the Company, its financial condition, its business as presently conducted or presently proposed to be conducted or any of its properties or assets.

         6.9 ASSETS. Except as set forth on Schedule 6.9, the Company has good and marketable title to all of the property and assets, real, personal or fixed, tangible or intangible, reflected as assets in the Financial Statements, used in the business of the Company, or acquired by the Company since the Balance Sheet Date (other than assets disposed of in the ordinary course of business since that date), subject to no mortgages, liens, security interests, pledges, charges or other encumbrances of any kind. The Company is not obligated under any contract or agreement or subject to any charter or other corporate restriction, which materially adversely affects the Company's business, properties, assets, prospects or condition (financial or otherwise). The Company's equipment and other tangible assets are in good operating condition in all material respects and are fit for use in the ordinary course of business.

         6.10 CONTRACT RIGHTS, INTELLECTUAL PROPERTY RIGHTS, AND SOFTWARE.

                  (a) A complete list of the Company's material Contract Rights, Intellectual Property Rights and Software is set forth on Schedule 6.10. Except as set forth on Schedule 6.10, no third party has any ownership right title, interest, claim in or lien on any of the Company's Intellectual Property Rights. There are no Contract Rights, Intellectual Property Rights, or Software necessary or required to enable the Company to carry on its business as now conducted and as presently proposed to be conducted, which the Company does not own. No Person is entitled to collect fees, royalties, or other payments relating to the Company's use of Contract Rights, Intellectual Property Rights, or Software in its business, except as set forth in Schedule 6.10.

                  (b) The Company's Software and Intellectual Property Rights have not violated or infringed, and are not currently violating or infringing, and the Company has not received any communications alleging that the Company (or any of its employees or consultants) has violated or infringed or, by the Company conducting its business as presently proposed to be conducted, would violate or infringe, any patents, copyrights, trade secrets, trademarks or other proprietary rights of any other person or entity which violation or infringement would have a material adverse effect on the operations or financial condition of the Company.

         6.11 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation ("Action") pending (or currently threatened) against the Company, its activities, properties or assets or against any Designated Person in connection with such Designated Person's relationship with, or actions taken on behalf of, the Company, and there is no factual basis for any such Action. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no factual basis for any such Action. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by the Company currently pending or which the Company intends to initiate.

         6.12 NO DEFAULTS. Except as set forth in Schedule 6.12, the Company is not in default (a) under its Articles of Organization or Operating Agreement, or under any note, indenture, mortgage, lease or any other material contract, agreement or instrument to which the Company is a party or by which it or any of its property is bound or affected or (b) with respect to any order, writ, injunction, judgment or decree of any court or any federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality. There exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would constitute, a default under any of the foregoing.

         6.13 EMPLOYEES.

                  (a) The Company is not bound by or subject to any contract, commitment or arrangement with any labor union, and to the Company's knowledge, no labor union has requested, sought or attempted to represent any employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending nor, to the Company's knowledge, threatened.
                  (b) The Company is not aware that any Designated Person or consultant who is currently employed or engaged by the Company intends to terminate his or her employment or engagement with the Company, nor does the Company have any present intention to terminate the employment or engagement of any Designated Person or consultant.

                  (c) The Company is not aware that any Designated Person or consultant presently associated with the Company is obligated under any restrictive agreement (including licenses, covenants or commitments of any nature) that would interfere with the use of his or her best efforts to carry out his or her duties for the Purchaser subsequent to closing or conflict with the Purchaser carrying on the Company's business as presently conducted or proposed.

         6.14 COMPLIANCE WITH LAWS. LICENSES AND PERMITS. The Company (a) has complied in all material respects with all federal, state, local and foreign laws, ordinances, regulations and orders applicable to its business or the ownership of its assets and has received no notice of non-compliance therewith and (b) has obtained all licenses and permits necessary or required to enable it to carry on its business as now conducted and as presently proposed to be conducted, as to which failure to comply or obtain would have material adverse effect on the operations or financial condition of the Company. Such licenses and permits are in full force and effect, and no proceeding is pending or threatened, to revoke or limit the same.

         6.15 INSURANCE. Schedule 6.15 attached hereto contains a description of each insurance policy maintained by the Company with respect to its properties, assets and business. Each such policy is valid and enforceable and duly in force and all premiums with respect thereto are paid to date. The Company believes that the amounts of coverage under such policies of insurance are adequate.

         6.16 AGREEMENTS. Schedule 6.16 attached hereto is a list of all material contracts, commitments and agreements, written or oral, to which the Company is a party. True and correct copies of all such contracts, commitments and agreements have been or will be delivered to the Purchaser. Except as contemplated hereby, the Company is not a party to any written or oral agreements which would constitute a critical commitment for the Company.

         6.17 COMPLIANCE WITH ERISA. Except as set forth on Schedule 6.17, the Company does not (a) maintain, and it has never maintained, any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or (b) contribute to, and has never contributed to, any such employee benefit plan maintained by any other person or entity. The Company is in compliance with applicable provisions of ERISA, the regulations and published authorities thereunder, and all other laws applicable with respect to all such employee benefit plans, agreements and arrangements. No civil action has been brought against the Company pursuant to ERISA, and no such action is pending or threatened in writing or orally against any fiduciary of any such plan, and there exists no grounds for any such action.

         6.18 DISCLOSURE. No written document, certificate, instrument or statement furnished to the Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

         6.19 CONFLICTS OF INTEREST. Except as set forth on Schedule 6.19, no officer or Member of the Company has any direct or indirect interest (a) in any entity which does business with the Company, or (b) in any property, asset or right which is used by the Company in the conduct of its business, or (c) in any contractual relationship with the Company other than as an employee, director or shareholder.

         6.20 ABSENCE OF RESTRICTIVE AGREEMENTS. No employee of the Company is subject to any secrecy or non-competition agreement or any agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Purchaser.

         6.21 COMPLIANCE WITH ENVIRONMENTAL LAWS.

                  (a) No real property owned or leased by the Company (the "Property") includes hazardous or regulated substances or hazardous wastes as defined in any federal, state, local or other governmental statutes, laws, regulations, rules, ordinances, codes, standards, orders, licenses and permits relating to environmental, public health and safety matters (hereinafter collectively referred to as "Environmental Laws").

                  (b) Neither the Property nor the Company is subject to any pending investigation or inquiry by any governmental authorities or any remedial obligations under any applicable Environmental Laws.

         6.22 REAL PROPERTY. Except as set forth in Schedule 6.22, the Company owns no real property or interest in real property.

         6.23 REAL PROPERTY LEASES. Schedule 6.23 contains a true, correct and complete list of all of the real property leases (the "Leases") to which the Company is a party, including the street address of each property, the name and address of each landlord and the expiration date of each lease, exclusive of any options. A True, correct and complete copy of each of the Leases and any and all amendments to any of them have been delivered to the Purchaser. The Company has no obligation which it has been required, as tenant under any Lease, to perform through the date hereof, which it has not performed, and the Company has no verbal understandings with any lessors that are not evidenced in writing in the Leases. The Company is not in default under any such Lease. Except for obligations under the Leases that have not yet become payable, there are no claims or offsets against the Company under any Lease. The applicable federal, state or local law, rule, regulation or procedure relating to any Lease, or with respect to any leasehold improvement or fixture owned by the Company.

         6.24 TANGIBLE ASSETS. Except as set forth on Schedule 6.24, the Company has good and marketable title to all of its tangible assets, free and clear of any and all liens, and such tangible assets are in good condition and in a state of good maintenance and repair, and are suitable for the purposes used.

         6.25 PRODUCT QUALITY, WARRANTY CLAIMS, PRODUCT LIABILITY. All products and services sold, provided or delivered by the Company to its customers on or prior to the Closing Date conform or will conform in all material respects to applicable contractual commitments, express or implied warranties, product and service specifications and quality standards and, the Company has no liability (and there is no basis for any present or future Action against the Company giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No product liability claims have been asserted against the Company.

         6.26 SOFTWARE. Except as set forth on Schedule 6.26 there are no errors, malfunctions, and/or defects in the Software known as of the date of this Agreement which materially adversely affect the performance of the Software; there is no known unauthorized use of the Software or any portion thereof by any third party; and the Software and all portions thereof have been licensed for use by third parties only in accordance with the terms and conditions of the Company's Software License Agreement, the form of which is attached to Schedule 6.26.

         6.27 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE. The accounts receivable of the Company reflected on the Balance Sheet or thereafter acquired by it, have been collected or are collectible at the aggregate gross recorded amounts thereof. The accounts payable of the Company reflected on the Balance Sheet or thereafter incurred by it, have been paid or are payable at the aggregate gross recorded amounts thereof. The Company shall continue to pay all accounts payable incurred up to and including the Closing Date in a timely manner.

         6.28 SUPPLY OF SUPPLIES, INVENTORY AND EQUIPMENT. The Company is not a party to any arrangement or agreement which prohibits, limits or restricts its ability to obtain its supplies, inventory or equipment.

         6.29 WARN LIABILITIES. The Company has not (i) incurred any liability under the federal Worker Adjustment Retraining and Notification Act of 1989 ("WARN"); and (ii) assuming the Purchaser extends offers of employment to substantially all of the Company's employees, and continues to operate the Company's business in the ordinary course in the same general manner as operated by the Company prior to the Closing, the Purchaser will not incur any liability under WARN by reason of any such actions taken by the Company prior to the Closing.

         6.30 YEAR 2000 COMPLIANCE OF SOFTWARE. The Software is able to accurately process, calculate, compare, and sequence date/time data including leap year calculations from into, and as between the twentieth and twenty-first centuries, and the years 1999 and 2000.

         6.31 NO BROKER FEE. The Company has not dealt or negotiated with any Person who has or will have, as a result of the transaction contemplated by this Agreement, any right, interest or claim against or upon the Purchaser for any commission, fee or other compensation as a finder or broker.

         7. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to and covenants and agrees with, the Company, as of the date hereof and as of the Closing Date, as follows:

         7.1 ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite power and authority to own, lease and operate its properties, to carry on its business as presently conducted, to execute this Agreement and perform its obligations under this Agreement.

         7.2 AUTHORIZATION OF THIS AGREEMENT. The execution, delivery and performance by the Purchaser of this Agreement and of each and every Agreement, document and instrument contemplated hereof, and the consummation of the transactions contemplated thereby have been duly authorized by all requisite action, and the Agreement constitutes the valid and binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors rights generally and to general principles of equity.

         7.3 NO BROKER FEE. The Purchaser has not dealt or negotiated with any Person who has or will have, as a result of the transaction contemplated by this Agreement, any right, interest or claim against or upon the Company for any commission, fee or other compensation as a finder or broker.

         7.4 NO CONFLICT. The execution and delivery of this Agreement by the Purchaser, the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Purchaser will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Purchaser or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, the certificate of incorporation or bylaws of the Purchaser or under any note, indenture, mortgage, lease, purchase or sales order or other material contract, agreement or instrument to which the Purchaser is a party.

         8. COVENANTS; OTHER AGREEMENTS.

         8.1 PRE-CLOSING. Prior to the Closing, the Company hereby covenants and agrees to:

                  (a) Conduct the business of the Company in the ordinary course including, but not limited to, continued development of Software, retention of employees, and payment of ordinary and normal business expenses;

                  (b) Comply in all material respects with all contractual obligations and legal requirements applicable to it;

                  (c) Refrain from entering into any distribution, licensing, financing or other agreements outside the normal course of business, without the prior written consent of the Purchaser;

                  (d) Permit the Purchaser and any of its employees, agents and representatives and their representatives to have reasonable access to the Company's books and records during normal business hours.

                  (e) Refrain from taking any action that would cause any representation or warranty made herein to be untrue in any material respect or materially misleading;

                  (f) Provide the Purchaser with such other instruments, agreements and documents as the Purchaser may reasonably request in order to complete its due diligence review of the Company;

                  (g) Preserve, renew, and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all material permits, licenses, approvals, contracts, etc. necessary to carry on the business as presently or proposed to be conducted; and

                  (h) Obtain any and all consents, approvals or authorizations of, and submit any and all declarations to, and make any filings with any Person that is required for the valid authorization, execution, delivery and performance by the Company of this Agreement and for the consummation of the transactions contemplated hereby.

                  (k) Prevent the occurrence of any lien or encumbrance on any of the Assets.

         8.2 POST-CLOSING. Following the Closing, the Purchaser hereby covenants and agrees as follows:

                  (a) The Purchaser shall use its commercially reasonable efforts to diligently market the Multiplicity Products; and

                  (b) The Purchaser hereby gives the Company, in the event of any sale of the portion of the Purchaser's business comprising the Multiplicity Products, whether sold on a stand-alone basis or as part of a sale of a group of related businesses, the right of first refusal ("ROFF") to purchase the assets proposed to be sold, on the same terms and conditions which the Purchaser proposes to accept from any other BONA FIDE offeror. The Purchaser shall give the Company prompt written notice that it contemplates sale of the Business and the terms and conditions of any such bona fide offer which it finds satisfactory. The Company shall have twenty (20) days following receipt of such notice within which to give the Purchaser written notice of its intent to exercise the ROFF. If the Company does not give notice of its exercise of the ROFF together with a non-refundable deposit in the amount of ten percent (10%) of the cash portion of the purchase price within such twenty (20) day period, then the ROFF will become null and void as to that offer only and the Purchaser may sell the assets proposed to be sold on substantially the same terms and conditions offered to the Company to any other offeror within the next succeeding six (6) month period. If the Purchaser intends to sell the assets on substantially different terms and conditions or after the six (6) month period, the ROFF shall apply to any such subsequent offering. If the Company gives written notice of its exercise of the ROFF at any time and then defaults in the exercise thereof, the ROFF shall become null and void and the Company shall forfeit its deposit. For purposes hereof, the term "bona fide offeror" means an entity which is not related to, affiliated with or under common control with the Purchaser or its parent company (an "Affiliate").

         The ROFF shall continue for a period of five (5) years from the Closing Date. The ROFF shall be binding on the Purchaser, and its Parent Company, all Affiliates, successors and assigns thereof including any estate created by any bankruptcy or reorganization (collectively, "Purchaser Parties"), and the ROFF shall not be affected by any [continued on next page] bankruptcy or reorganization of the Purchaser Parties or any of them or their permitted assigns,.

                  (c) Upon the occurrence of any Extraordinary Event, as defined in subparagraph (d) hereof, and the declaration thereof by the Company in writing, within six (6) months after the occurrence thereof, Purchaser shall provide to the Company, in lieu of any further Earn-Out payments to the Company, an irrevocable permanent non-royalty bearing license to manufacture, sell, sublicense, lease, and use the Multiplicity Products, and the Company shall have the further right to (on proof of the occurrence of any Extraordinary Event and such timely declaration) enjoin and permanently preclude the manufacture, sale and use of the Multiplicity Products by Purchaser Parties, and their successors and assigns.

                  (d) "Extraordinary Events" as used herein shall mean only: (i) The Purchaser Party which control the Business ("Controlling Purchaser Party") shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its creditors; or
(ii) there shall be commenced against such Controlling Purchaser Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against such Controlling Purchaser Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of the Business which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal, within 60 days from the entry thereof; or (iv) such Controlling Purchaser Party shall take any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the acts set forth in clause
(i), (ii) or (iii) above; or (v) the failure of the Purchaser to pay Earn-Out amounts when due, which failure continues for not less than sixty (60) days after written demand for payment; (vi) after the sale of Purchaser or the Controlling Purchaser Party, or after a Change of Control of the Purchaser or the Controlling Purchaser Party, the failure of successor management to comply with the provisions of Subsection 8.2 of this Agreement; or (vii) the Purchaser, or any successor, makes an affirmative decision to discontinue and abandon the Multiplicity Product line. (Such discontinuance and abandonment shall require either a statement by the Purchaser or the Controlling Purchaser Party to such effect, or a substantially complete cessation of marketing and sales activity with respect to the entire Multiplicity Product line.)

                  (e) Upon the happening of any Extraordinary Event, as defined in Section 8.2(d) hereof, the Company shall be entitled to the remedies pursuant to Section 8.2(c) hereof. Any such remedies shall be in addition to any other remedies it may have for actual damages suffered as a consequence of any breach of this Agreement by Purchaser resulting in any lost Earn-Out payments for the time periods prior to such Extraordinary Event.

         9. CONDITIONS/PRECEDENT TO THE COMPANY'S OBLIGATION TO CLOSE. The Company's obligation to consummate the transactions contemplated by this Agreement shall be conditioned on the satisfaction of the following conditions (each a "Purchaser Condition") on or before the Closing.

         9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained in this Agreement will be true and correct at and as of the Closing as though then made.

         9.2 LEGAL PROCEEDINGS. There shall be no Action commenced or, to the knowledge of the Purchaser, threatened, and no judgment, order or injunction shall have been rendered by any such tribunal or organization for the purpose of restraining or prohibiting the transactions contemplated hereby, or which has or may have a materially adverse effect on the business of the Purchaser.

         9.3 COMPLIANCE WITH AGREEMENT. The Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

         9.4 DELIVERIES. The Purchaser shall have delivered or caused delivery to the Company the Purchase Price and any other items to be delivered by it hereunder.

         10. CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE. The Purchaser's obligation to consummate the transactions contemplated by this Agreement shall be conditional on the satisfaction of the following conditions (each, a "Company Condition") on or before the Closing:

         10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement will be true and correct at and as of the Closing as though then made.

         10.2 LEGAL PROCEEDINGS. There shall be no Action commenced or, to the knowledge of the Company threatened, and no judgment, order or injunction shall have been rendered by any such tribunal or organization for the purpose of restraining or prohibiting the transactions contemplated hereby, or which has or may have a materially adverse effect on the Assets or the business of the Company.

         10.3 COMPLIANCE WITH AGREEMENT. The Company shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

         10.4 DELIVERIES. The Company shall have delivered or caused delivery to the Purchaser the Bill of Sale and other instruments of conveyance required to be delivered hereunder.

         10.5 NO MATERIAL CHANGE. There shall not have occurred since the date of this Agreement any material adverse change in the business, or condition (financial or otherwise) of the Company.

         10.6 APPROVALS AND CONSENTS. All approvals, authorizations and consents, or orders or actions of or filing by the Company or the Purchaser with any court, administrative agency or other governmental authority, required for the consummation of the transactions contemplated hereby shall have been obtained.

         10.7 KEY EMPLOYEES. The Purchaser shall be reasonably assured that substantially all of the management personnel and key software engineers specified in Schedule 10.7 attached hereof will be retained as employees of the Purchaser following the Closing.

         10.8 UNSATISFIED CONDITIONS. If at the Closing any of the conditions specified in this Section 10 shall not have been fulfilled to the reasonable satisfaction of the Purchaser, the Purchaser, at its election, may adjourn the closing for a reasonable period of time in order to permit the Company to satisfy such conditions.

         11. CLOSING DOCUMENTS.

         11.1 At the Closing, the Company will have delivered to the Purchaser all of the following documents:

                  (i) a Closing Certificate, executed by an officer of the Company, dated the Closing Date, stating that the conditions specified in Sections 10 have been fully satisfied;

                  (ii) a certificate executed by the Secretary of the Company as to the (i) due existence of the Operating Agreement, (ii) incumbency of officers, and (iii) the resolutions adopted by the Company's Members authorizing the execution, delivery and performance of this Agreement, and the consummation of all other transactions contemplated by this Agreement;

                  (iii) a copy of the Articles of Organization certified by the Secretary of State of Indiana;

                  (iv)     a copy of the Operating Agreement;

                  (v) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder;

                  (vi) a certificate of good standing issued by the Secretary of State of Indiana and each other jurisdiction in which the Company is authorized to transact business;

                  (vii) an opinion from counsel for the Company, to the effect set forth in Schedule 11.1 (vii) attached hereto, which will be addressed to the Purchaser, dated the date of the Closing and in form and substance reasonably satisfactory to the Purchaser.

                  (viii) the Instruments of Conveyance;

                  (ix) the Assignment and Assumption; and

                  (x) such other documents relating to the transactions contemplated by this Agreement as the Purchaser or its counsel may reasonably request.

         11.2 At the Closing, the Purchaser will have delivered to the Company all of the following documents:

                  (i) the Base Price as provided in Section 4.2 hereof;

                  (ii) a Closing Certificate, executed by an officer of the Purchaser, dated the Closing Date, stating that the conditions specified in Sections 9 inclusive, have been fully satisfied.

                  (iii) a certificate executed by an officer of the Purchaser as to the (A) incumbency of officers, and (B) the resolutions adopted by the Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement or that such Board action is not required in connection with the transactions contemplated by this Agreement;

                  (iv) the Assignment and Assumption;

                  (v) an offer of employment in the form attached hereto as
Schedule 11.1 (x) to Steve McNear (the "McNear Employment Letter"); and

                  (vi) such other documents relating to the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

         12. INDEMNIFICATION.

         12.1 COMPANY'S OBLIGATIONS.

                  The Company agrees to defend, indemnify and hold harmless the Purchaser from, against and in respect of any and all demands, claims, actions or causes of action, losses, liabilities, damages, assessments, taxes, costs and expenses, including without limitation, interest, penalties and reasonable attorneys' fees and expenses, asserted against, imposed upon or paid, incurred or suffered by the Purchaser: (i) as a result of, arising from, in connection with or incident to any breach or inaccuracy of any representation or warranty of the Company in this Agreement, in any Instrument of Conveyance or the Assignment and Assumption or in any other agreement or instrument executed and delivered by the Company pursuant hereto, or any breach of any covenant or agreement of the Company contained in this Agreement, in any Instrument of Conveyance or the Assignment and Assumption or in any other agreement or instrument executed and delivered by the Company pursuant hereto; (ii) as a result of, or with respect to, any and all obligations or liabilities of the Company, whether known or unknown, asserted or unasserted, contingent or otherwise.

         12.2 PURCHASER'S OBLIGATIONS.

                  The Purchaser agrees to defend, indemnify and hold harmless the Company from, against and in respect of any and all demands, claims, actions or causes of action, losses, liabilities, damages, assessments, taxes, costs and expenses, including without limitation, interest, penalties and reasonable attorneys' fees and expenses, asserted against, imposed upon or paid, incurred or suffered by the Company as a result of, arising from, in connection with or incident to any breach or inaccuracy of any representation or warranty of the Purchaser in this Agreement or in the Assignment and Assumption or in any other agreement or instrument executed and delivered by the Purchaser pursuant hereto, or the breach of any covenant or agreement of the Purchaser made herein or in the Assignment and Assumption or in any other agreement or instrument executed and delivered by the Purchaser pursuant hereto; or (ii) as a result of, or with respect to, the Purchaser's failure to satisfy and discharge the Assumed Obligations as the same shall become due.

         12.3 INDEMNITY PROCEDURES. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party or parties claiming indemnity is referred to as the "Indemnified Party." An Indemnified Party under this Agreement shall give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement. As to any claim, action, suit or proceeding by a third party, the Indemnifying Party shall have the primary control of the defense, compromise or settlement of any such matter through the Indemnifying Party's own attorneys and at its own expense; provided, however, that in the event the Indemnifying Party does not desire to control such defense, compromise or settlement, the Indemnified Party may, in its discretion, exercise such control. The Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter over which the Indemnifying Party is exercising control; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

         In a case where responsibility for a matter giving rise to a claim for indemnification is being shared by the parties, either party may elect to relieve the other of its obligations of indemnification with respect to such matter and, subject to the provisions of this section, such electing party may thereupon assume full control of the resolution of such matter. If such election is not made, control shall also be shared.

         13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Unless otherwise expressly provided, all representations and warranties hereunder shall survive for twelve (12) months following the Closing. All statements contained in any certificate or other instrument delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall constitute representations and warranties under this Agreement.

         14. SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST. This Agreement shall bind and inure to the benefit of (a) the Company


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

and the Purchaser and (b) their respective successors and assigns. Neither party may assign his rights and responsibilities hereunder, except that Purchaser may assign all of its rights and obligations hereunder to a wholly-owned subsidiary thereof, provided that Purchaser shall remain liable for the Purchase Price (including the Earn-Out) in the event of any such assignment.

         15. CONFIDENTIALITY.

         15.1 NONDISCLOSURE. Except to the extent expressly authorized by this Agreement or unless otherwise agreed in writing by the parties, each party agrees that, from the date of this Agreement and for five (5) years following the Closing, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other party pursuant to this Agreement. Confidential Information means information not generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party.

         15.2 AUTHORIZED DISCLOSURE. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary as required for its public representing or similar obligations.

         16. MISCELLANEOUS.

         16.1 ENTIRE AGREEMENT. This Agreement (as amended from time to time) and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

         16.2 NOTICES. All notices, requests, consents, payments, statements, reports and other communications given to or made upon any party hereto in connection with this Agreement shall be in writing and made by any means by which delivery may be verified, addressed to the Purchaser or the Company, as applicable, at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties. All notices and other communications shall be effective upon delivery.

                           (i)      If to the Purchaser, to:
                                    Network Computing Devices, Inc.
                                    350 N. Bernardo Ave.


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

                                    Mountain View, CA 94043
                                    Attn: Greg Wood, VP Finance
                                    Fax No: (650) 691-2754

                                            with copies to:

                                    Network Computing Devices, Inc.
                                    350 North Bernardo Avenue
                                    Mountain View, CA 94043
                                    Attn: General Counsel; and

                                    D. David Cohen, Esq.
                                    Attorney at Law
                                    Jericho Atrium
                                    Suite 133
                                    500 North Broadway
                                    Jericho, New York 11753
                                    Fax No.: (516) 933-8454

                           (ii)     If to the Company, to:

                                    Multiplicity, L.L.C.
                                    9000 Keystone Crossing
                                    Suite 900
                                    Indianapolis, IN 46240
                                    Attn: Steve McNear

                                    with a copy to:

                                    John Sharpe, Esq.
                                    McNamar, Fearnow & McSharar
                                    111 Monument Circle, Ste. 4500
                                    Indianapolis, IN 46204-5145
                                    Fax No.: (317) 630-4501

         16.3 CHANGES. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to the written consent of the affected party.

         16.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         16.5 HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

         16.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of laws.

         16.7 SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         16.8 JURISDICTION/VENUE/ATTORNEYS FEES. The parties hereto agree that any suit, action or proceeding instituted against one or more of them with respect to this Agreement (including any schedules hereto) shall be brought in the federal court in and for the Northern District of California. The parties hereto, by the execution and delivery of this Agreement, irrevocably waive any obligation or any right of immunity on the ground of venue, the convenience of the forum or the jurisdiction of such courts, or from the execution of judgments resulting therefrom, and the parties hereto irrevocably accept and submit to the jurisdiction of the aforesaid courts in any suit, action or proceeding and consent to the service of process by certified mail at the address set forth herein. In the event that any action is instituted in connection with any controversy arising out of this Agreement, then the prevailing party shall be entitled to recover, in addition to costs, such sum as the court may adjudge reasonable as attorneys' fees in such action and on any appeal from any judgment or decree entered therein.

         16.9 FURTHER ASSURANCES. The parties hereto shall, subsequent to the date hereof, execute and deliver such further documentation, and take such further action, in each case without cost to the other party, as shall be reasonably requested by such other party hereto to further evidence and perfect the completion of the transactions contemplated hereby.

         16.10 PRESERVATION OF RECORDS. To the extent received by the Purchaser, the Purchaser shall preserve for a period of at least three (3) years after the Closing Date all original documents evidencing any contracts and commitments transferred to it by the Company, and all other original books, records, files, papers, records and other data received by the Purchaser from the Company, in a usual, regular and ordinary manner consistent with the past practices of the Purchaser. The Purchaser shall, subject to such reasonable limitations as may be necessary to protect the Purchaser's proprietary information, at the Company's sole expense and on reasonable prior notice to the Purchaser, (i) afford to the Company and its counsel, accountants, consultants and other representatives reasonable access during normal business hours to examine, inspect, and copy any books, records and original documents of the Company to the extent necessary for the Seller to comply with or to respond to any audit, investigation, or other governmental investigation or inquiry; and (ii) cooperate with the reasonable requests of the Company with respect to the use of such documents transferred hereunder for such purposes.

         17. LOAN. The Loan will immediately become due and payable upon the sooner of (i) the closing of the transactions contemplated under this Purchase Agreement, or (ii) March 31, 2000; but upon Closing of this Purchase Agreement the Loan amount shall be forgiven as part of the Base Price.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the date first set forth above.

                                 MULTIPLICITY, L.L.C.



                                 By:
                                    ---------------------------------------

                                 Name:
                                      -------------------------------------

                                 Title:
                                       ------------------------------------


                                 NETWORK COMPUTING DEVICES, INC.



                                 By:
                                    ---------------------------------------

                                 Name:
                                      -------------------------------------

                                 Title:
                                       ------------------------------------


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